EXHIBIT 99.1
ALTRA HOLDINGS ANNOUNCES RECORD
RESULTS FOR THE SECOND QUARTER 2007
QUINCY, MA — July 26, 2007
Altra Holdings, Inc. (NASDAQ: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, announced record net sales of $163.1 million for the second quarter ended June 30, 2007 compared to $119.8 million in the second quarter of 2006, an increase of 36.1%. Operating income for the second quarter of 2007 increased 37.0% to $16.3 million from $11.9 million in the second quarter of 2006. Recurring diluted earnings per share increased 24.0%, or $0.06 per share, to $0.31 in the second quarter of 2007 from $0.25 in the second quarter of 2006. Revenue performance was driven by new product initiatives, continued strength in key late cycle markets, defense applications, global clutch brake sales, and by the Company’s recent acquisition of TB Wood’s. Operating results were spurred by cost savings from the Altra Business System, low cost country sourcing, and the synergies generated from the Hay Hall and TB Wood’s acquisitions.
Net sales for the six months ended June 30, 2007 increased 26.1% to $295.8 million from $234.6 million for the first six months of 2006. Gross profit as a percentage of sales for the first half of 2007 increased 40 basis points to 27.7% from 27.3% in the first half of 2006. SG&A expenses as a percentage of sales decreased 50 basis points from 17.2% for the first six months of 2006 to 16.7% for the first six months of 2007. Operating profit for the six months of 2007 increased 31.9% to $31.4 million from $23.8 million in the first six months of 2006.
Michael L. Hurt, Chairman and CEO said “We are pleased to report another quarter of record financial results. Our organic sales growth of 9.6% in the second quarter exceeded our business plan and was driven by continued focus on our top line growth initiatives. New products sales and global target market results were major contributors to our strong organic revenue growth. Our earnings growth was the result of continuous operational improvements; coupled with ongoing successful integration of the Hay Hall and TB Wood’s acquisitions. Also, our very successful follow-on stock offering completed this quarter strengthened the balance sheet and increased the float of our stock which benefits current and future investors in Altra.”

Altra Holdings, Inc.

	(Unaudited)		(Unaudited)
Statement of Operations Data:	Quarter Ended		Year to Date Ended
In Thousands of Dollars, except per share amounts	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net sales	$163,142	$119,774	$295,848	$234,558
Cost of sales	119,369	87,501	214,027	170,431

Gross profit	43,773	32,273	81,821	64,127
Selling, general & administrative expenses	27,267	20,382	49,388	40,313
Restructuring charges	198	—	991	—

Operating income	16,308	11,891	31,442	23,814
Interest expense, net	10,692	6,374	19,840	12,815
Other expense (income), net	123	72	76	(87)

Income before taxes	5,493	5,445	11,526	11,086
Income taxes	2,045	1,749	4,310	4,186

Net income	$3,448	$3,696	$7,216	$6,900

Net Income per share:
Basic	$0.15	$$11.13	$0.33	$24.21
Diluted	$0.15	$0.19	$0.31	$0.36

Weighted Average common shares outstanding

Basic	22,250	332	22,066	285
Diluted	23,268	19,413	23,075	19,350

Balance Sheet Data:	(Unaudited)
In Thousands of Dollars	June 30, 2007	June 30, 2006
Assets:
Cash and cash equivalents	$34,376	$5,573
Trade Receivables, net	92,706	64,653
Inventories, net	104,287	73,191
Property, plant and equipment, net	116,380	80,978
Liabilities:
Current liabilities	$80,761	$71,888
Long-term debt	$321,341	$226,588
Stockholders’ equity	$137,322	$33,473

Other Financial Data:
Depreciation & amortization	$6,067	$3,801	$10,532	$6,746
Non cash inventory step up costs	$2,782	$1,294	$2,782	$2,278
Capital expenditures	$3,215	$2,865	$4,249	$4,110

The company will conduct an investor conference call on Friday, July 27, 2007 at 11:00 AM EDT to discuss its second quarter and first six months financial results. The public is invited to listen to the conference call by dialing 800-909-5202 domestically or 758-830-7975 for international access and asking to participate in Conference ID# ALTRA. Also, the company has posted slides including its reconciliation to recurring net income on its web site www.altramotion.com in the Investor Relations section under the Events & Presentations tab to help the participants better follow the discussions. A replay of the recorded conference call will be available from July 27, 2007 until August 3, 2007. To listen to the replay, dial 888-225-1656 domestically or 402-220-4975 for international access and ask to participate in the Conference ID# ALTRA.
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multi-national designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in nine countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are described from time to time in the company’s Securities and Exchange Commission reports and other filings, including but not limited to the risks described in the Registration Statement on Form S-1 filed on June 4, 2007. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
SOURCE: Altra Holdings documents
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com